EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-49337, 333-104469, 333-45279, 333-103722, 333-128315, 333-143457 and 333-151299) pertaining to various employee benefit plan filings of EMC Insurance Group Inc. and in the related Prospectuses of our reports dated March 14, 2012 with respect to the consolidated financial statements and schedules of EMC Insurance Group Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of EMC Insurance Group Inc. and Subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2011.

/s/ Ernst & Young LLP

Des Moines, Iowa
March 14, 2012

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